SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ______________________

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                -------------------------------------------------
                                February 2, 2004


                                NOXSO CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                    Virginia
                  ---------------------------------------------
                 (State or other jurisdiction of incorporation)

        000-17454                                          54-1118334
------------------------                       ---------------------------------
(Commission file number)                       (IRS employer identification no.)

           1065 South 500 West, Bountiful, Utah                 84010
        -----------------------------------------             ----------
         (Address of principal executive offices)             (Zip code)


                                 (801) 296-6976
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



                   This document contains a total of 37 pages.

Item 1. Changes in Control of Registrant

         Noxso Corporation (the "Company") has sought to enter into financial arrangements that will permit the Company to operate under its plan of operations that includes the acquisition of proven construction components, products and systems that can be combined and utilized to produce and supply components of dry-stacked masonry wall systems for residential and commercial buildings, as well as other complimentary construction elements and the acquisition of real property that may be used in connection with the development of its production facility site to produce such components and products to be available for construction projects. In connection therewith, the Company has entered into the following transactions, which may result in a change in control of the Company.

         On December 15, 2003, the Company executed a Stock Purchase Agreement (the "Agreement") with Cheong Tat Corporation ("CTC"). Under the terms of the Agreement, the Company is to receive from CTC an assignment of the full right, title and interest to a Certificate of Deposit issued by Barclays Bank PLC - Isle of Man, UK, CTC, in the principal amount of a $50,000,000 in consideration for the issuance of 6,000,000 shares of the Company's common stock and two convertible notes in the principal amounts of $27,500,000 and $15,000,000. The Company also agreed to fill the current vacancy on the Company's board with a nominee of CTC and to call a shareholder meeting and seek to obtain shareholder approval to restructure the Company's existing capitalization by increasing the authorized shares of its common stock from 20,000,000 shares to 80,000,000 shares; and, concurrently, to authorize 20,000,000 shares of Preferred Stock. It will be proposed at the shareholder meeting that 2,750,000 of the preferred shares be designated at Series A Preferred Stock (the "Preferred "A" Stock") and 1,500,000 of the preferred shares be designated as Series B Preferred Stock (the "Preferred "B" Stock"), as described below. After the approval of the shareholders, the Company has the right to convert the $27,500,000 convertible note issued under the Agreement into 2,750,000 shares of Preferred "A" Stock, and, likewise, the right to convert the $15,000,000 convertible note issued under the Agreement into 1,500,000 shares of Preferred "B" Stock.

         It is anticipated that the Preferred "A" Stock will be entitled to a 3% dividend, a liquidation preference, be convertible into common stock by the holder at a ratio of 1-to-5 preferred-to-common, and vote on all stockholder matters with each preferred share being entitled to one vote. It is anticipated that the Preferred "B" Stock will be entitled to dividends at the rate of 1.35 times the rate of the dividends on common stock, when, as and if common stock dividends are declared by the Board of Directors, a liquidation preference, be convertible into common stock at a ratio of 1-to-5 preferred-to-common; but, such shares are not entitled to vote, except where required by law or in certain other limited circumstances. In addition, the Company expects to have the right, in its sole discretion, to redeem any or all of the Preferred "B" Stock, at any time, at $10 per share plus any declared and accrued but unpaid dividends. .

         The requirements to hold an initial closing under the Agreement have been satisfied, with the exception of a bank-to-bank or other suitable verification that the $50,000,000 Certificate of Deposit has been transferred to the Company. The accomplishment of this final matter has required the cooperation of CTC, Barclays Bank PLC - Isle of Man and a principal US correspondent bank of Barclays. CTC reports that a procedure acceptable to both banks has been developed and submitted to the legal departments of both banks for approval. That approval is pending. Once the final matter is completed, the shares and convertible notes will be delivered to CTC.

         On December 18, 2003, the Company and SWAA Tepeaca Holdings, LC ("SWAA") concluded negotiations whereby, on or before January 31, 2004, the Company would issue 1,550,000 shares of its restricted Common Stock as payment in full for the $389,634 that the Company owed SWAA for funds expended, cash advances and accrued interest on the SWAA promissory note through December 31, 2003.

         On December 22, 2003, the Company negotiated the acquisition of 1,600,000 tons of "in-situ" perlite from the Foundation for Advanced Research ("FAR") in exchange for 1,600,000 shares of its restricted Common Stock. The Company completed and executed an Asset Purchase Agreement as of January 21, 2004. Perlite is a mineral with insulating and smoothing qualities that the Company believes can be profitably utilized to benefit and enhance the value of its products. It is estimated that the processed market value of perlite, depending on which stage of the refining process the product is utilized, ranges in value from a low of approximately from $15.00 per ton for agricultural purposes to potentially in excess of $110.00 per ton when used as commercial products and industrial additives.

         Following the conclusion of the initial closing of the above referenced transactions, the Company will have a total of 17,437,150 shares of common stock outstanding, that will result in CTC owning 34.4% of the issued and outstanding shares of common stock, SWAA owning 27.4% of the issued and outstanding shares of common stock, and FAR owning 9.72% of the issued and outstanding shares of common stock. These figures do not take into consideration the shares of preferred stock (and common stock into which the preferred stock is convertible) that CTC will own if and when the convertible notes to be acquired by CTC are converted into Preferred A Stock and Preferred B Stock.

         The Company expects to enter into additional agreements relating to its acquisition of construction systems used to produce and supply components of dry-stacked masonry systems as well as other complimentary construction elements. However, no definitive arrangements have been agreed and there can be no assurance that any definitive arrangements completed or that the Company will have sufficient funding to execute is business plan or that its business plan will be successful.

Item 2. Acquisition or Disposition of Assets.

         The Company acquired approximately one million six hundred thousand tons of "in-situ" perlite located at one site in the State of Arizona from FAR, as further described in Item 1. The "in-situ" perlite was being held as a capital asset by FAR and is expected to be utilized by the Company as an additional insulation and sound-deadening product with its concrete blocks, as a smoothing additive to the Company's surface bonding product, and, potentially, as an additive material in the production of light-weight concrete blocks.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         a.       Financial Statements of Businesses Acquired.

                  Not applicable.

         b.       Pro Forma Financial Information.

         c.       Exhibits.

        Number                     Description

         10.1 Stock Purchase Agreement between the Company and Cheong Tat Corporation

         10.2 Asset Purchase Agreement between the Company and the Foundation for Advanced Research

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      NOXSO CORPORATION




Date: February 2, 2004                                By /s/ Richard J. Anderson
                                                        ------------------------
                                                         Richard Anderson
                                                         President and Director